Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

VIRTUAL RADIOLOGIC CORPORATION

Virtual Radiologic Corporation (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Company on May 9, 2007, resolutions were duly adopted setting forth certain proposed amendments to the Certificate of Incorporation of the Company, declaring the amendments to be advisable, and declaring that the amendments be submitted to the Company’s stockholders for approval. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that effective upon filing a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State, and following the approval of a majority of the Series A Preferred stockholders and the common stockholders, the Company’s Certificate of Incorporation shall be amended as follows (the “Board Amendments”):

Article 5(d) of the Certificate of Incorporation shall be amended to read:

“(d) Voting for the Election of Directors. The Board of Directors shall consist of seven (7) members. The members of the Board of Directors shall be elected as follows:”

Article 5(d)(ii) of the Certificate of Incorporation shall be amended to read:

“(ii) At each annual election of directors, the holders of a majority of the Common Stock (voting together as a single class) shall be entitled to elect two (2) directors of the Company (the “Common Directors”); provided, however, that one of the two Common Directors shall be the then-current chief executive officer of the Company,”

Article 5(d)(iii) of the Certificate of Incorporation shall be amended to read:

“(iii) At each annual election of directors, holders of a majority of the Common Stock and the Series A Preferred Stock

(voting on an as if converted basis, together as a single class), shall be entitled to elect three directors (the “Independent Directors”).”

SECOND: That thereafter, pursuant to resolution of the Board of Directors, the amendments were submitted to and approved by written consent of the necessary number of shares of the Company entitled to vote thereupon and as required by law in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed this 11th day of May, 2007.

By:	/s/ Sean Casey, M.D.
Sean Casey, M.D. Chief Executive Officer